EXHIBIT 10.10


                                Letter Memorandum


May 1, 2005

TO:         Edward Tracy

FROM:       John G. Simmonds, Chairman
            TrackPower, Inc.

RE:         Employment/Consulting Agreement

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      As we have discussed, TrackPower, Inc. ("TrackPower") desires to retain the services of Edward Tracy ("You") as President and CEO of TrackPower, Inc. under the following terms and conditions:

     o You will receive a monthly compensation of fifty thousand dollars ($50,000.00) payable half on each the fifteenth and thirtieth of each month;

     o You will be entitled to a performance bonus as determined by the Compensation Committee. It is our mutual understanding that this bonus will be related to a formula to be mutually agreed upon by us;

     o TrackPower will obtain and provide to you a usual and customary benefits package available for similar executives including disability insurance, health insurance and the like;

     o TrackPower, to the extent you are insurable, will obtain a Key Man insurance policy on your life in the sum of ten million dollars ($10,000,000.00). Either separate policies shall be issued in an aggregate of ten million dollars ($10,000,000.00) or a portion of this policy will be paid to your family or estate, as directed by you, in the following schedule:

          a. During the first 12 months of this agreement, the sum of $1.5 million dollars;

          b.   During the next 12 months, the sum of $2.5 million dollars;

          c.   During the next 3 years, the sum of $3.5 million dollars;

          d.   Thereafter, the sum of $5 million dollars.

     o All of your reasonable and necessary business expenses shall be paid within 15 days of our receipt of invoices from you or a company credit card shall be provided for such expenses;

     o TrackPower shall lease for your benefit and pay all expenses associated therewith an automobile of your choice at a monthly rental (for a 3 year term) of not more than $1000.

     o You will receive two and one half percent (2 1/2 %) of TrackPower's unrestricted issued and outstanding shares of common stock within sixty days of the date hereof and thereafter an additional one half percent (.5%) annually in restricted stock with full piggy back registration rights to be delivered on or before January 5 of each year up to a total of five (5%) percent.

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     o    Additionally, you hall be entitled to an equity participation in the assignee of this agreement as mutually agreed by us or such entity that shall be formed to identify and develop all other gaming properties other than those in TrackPower.

     o The term of this agreement shall be for five (5) years and extended as mutually agreed upon thereafter.

     o It is agreed that in the event that you obtain minimum financing of $25,000,000.00, a minimum success fee shall be paid to you in the sum of $250,000.00 (US), net of taxes plus one (1%) percent of the excess over $25,000,000.00 upon closing of financing.

      It is our further understanding that you shall provide such services for TrackPower or such other gaming entities as may reasonably be requested, including, but not limited to Tioga Downs Raceway, Vernon Downs Race Track, TrackPower and an entity yet to be formed designed to identify and develop other gaming entities in the United States, Canada and the Bahamas.

      It is our understanding that this Letter Memorandum shall be replaced by a more formal Agreement within 60 days hereof. Additionally, it is our understanding that you acknowledge that this Letter Memorandum shall be assignable by TrackPower to a subsequent entity subject to the approval of Edward Tracy, which approval shall not be unreasonably withheld.

TrackPower, Inc.


 /s/ John G. Simmonds                     /s/ Edward Tracy
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John G. Simmonds, Chairman                Edward Tracy